Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of WD-40 Company of our report dated October 23, 2023, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in WD-40 Company’s Annual Report on Form 10-K for the year ended August 31, 2023.
/s/ PricewaterhouseCoopers LLP
San Diego, California
April 10, 2024